Exhibit 99.1

FIRST AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

TECHNOLOGY RESEARCH CORPORATION

(A Florida Profit Corporation)

Pursuant to the provisions of Section 607, Florida Statutes, this Florida for profit corporation adopts the following First Amended and Restated Articles of Incorporation.

ARTICLE I - Name:

The name of the corporation is Technology Research Corporation (the “Corporation”).

ARTICLE II – Address:

The street address and the mailing address of the principal office of the Corporation is:

1530 Shields Drive

Waukegan, IL 60085

ARTICLE III – Purpose:

This Corporation is organized to conduct any or all lawful business pursuant to the Florida Statutes and these First Amended and Restated Articles of Incorporation.

ARTICLE IV – Shares:

The number of shares of stock that this Corporation is authorized to have outstanding at any one time is 1,000 shares of Common Stock with a Par Value of $0.01 per share.

ARTICLE V – Registered Agent, Registered Office, & Registered Agent’s Signature:

GY Corporate Services, Inc.

777 South Flagler Drive

Suite 500 East

West Palm Beach, FL 33401

Having been named as registered agent and to accept service of process for the above-stated corporation at the place designated in this certificate, GY Corporate Services Inc. hereby accepts the appointment as registered agent and agrees to act in this capacity. GY Corporate Services Inc. further agrees to comply with the provisions of all statutes relating to the proper and complete performance of its duties, and GY Corporate Services Inc. is familiar with and accepts the obligations of its position as registered agent as provided for in Chapter 607, F.S.

GY CORPORATE SERVICES, INC.

By:	/s/ David G. Bates
David G. Bates, Vice President

ARTICLE VI – Indemnification:

Provided the person proposed to be indemnified satisfies the requisite standard of conduct for permissive indemnification by a corporation as set forth in the applicable provisions of the Florida Business Corporation Act (currently Sections 607.0850(1) and (2) of the Florida Statutes), as the same may be amended from time to time (the “Act”), the Corporation shall indemnify its officers and directors, and may indemnify its employees and agents, to the fullest extent permitted by the provisions of such Act (subject to any limitations contained in an agreement entered into by such person and the Corporation), from and against any and all of the expenses or liabilities incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding (collectively, “proceeding”) (other than in a proceeding (a) initiated by such person (unless authorized by the Board of Directors of the Corporation), or (b) wherein the Corporation and such person are adverse parties except for proceedings brought derivatively or by any receiver or trustee) or other matters referred to in or covered by said provisions, including advancement of expenses prior to the final disposition of such proceedings and amounts paid in settlement of such proceedings, both as to action in their official capacity and as to action in any other capacity while an officer, director, employee or other agent of the Corporation.

Expenses (including attorney’s fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative proceeding shall be paid by the Corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by other employees and agents shall also be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

The indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of shareholders or directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. Such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs and personal and other legal representatives of such a person. Except as otherwise provided above, an adjudication of liability shall not affect the right to indemnification for those indemnified.

ARTICLE VII – Amendment:

The Corporation reserves the right to amend or repeal any provisions contained in these First Amended and Restated Articles of Incorporation, or any amendment hereto, and any right conferred upon the shareholder(s) is subject to this reservation.

ARTICLE VIII – Bylaws:

The Bylaws may be adopted, altered, amended, or repealed by either the shareholders or the Board of Directors, but the Board of Directors may not amend or repeal any Bylaw adopted by shareholders of the Corporation if the shareholders specifically provide such Bylaw is not subject to amendment or repeal by the Directors.

IN WITNESS WHEREOF, the undersigned duly authorized officer of the Corporation has executed these First Amended and Restated Articles of Incorporation of Technology Research Corporation as of May 16, 2011.

TECHNOLOGY RESEARCH CORPORATION

By:	/s/ G. Gary Yetman
Name:	G. Gary Yetman
Title:	Chief Executive Officer